Exhibit 5.2

29 September 2014

Matter No.:348829

Doc Ref: 8707234.v1

1 (441) 298 7883

kathleen.moniz@conyersdill.com

Warner Chilcott Limited

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Re: Warner Chilcott Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 29 September 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) of Actavis Funding SCS’s, a limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg (the “Issuer”) offer of 1.300% Notes due 2017, 2.450% Notes due 2019, 3.850% Notes due 2024, and 4.850% Notes due 2044 (collectively, the “Original Notes”) in the aggregate principal amount of $3,700,000,000 (the “Indebtedness”), and the related guarantees, in exchange for the Issuer’s offer of 1.300% Notes due 2017, 2.450% Notes due 2019, 3.850% Notes due 2024, and 4.850% Notes due 2044 in the aggregate amount of the Indebtedness (collectively, the “New Notes”) which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, and the guarantees (the “Guarantees”) of the New Notes by the guarantors party to the Indenture (as defined below), including the Company, and the registration of the New Notes and the Guarantees under the U.S. Securities Act of 1933, as amended (the “Act”).

For the purposes of giving this opinion, we have examined the following documents:

(i)	a copy of the Registration Statement;

(ii)	a copy of the executed Indenture among the Issuer, the Guarantors (as defined therein), including the Company, and Wells Fargo Bank, National Association, as trustee (“Trustee”) dated as of 19 June 2014 (the “Indenture”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by Appleby Services (Bermuda) Ltd., Assistant Secretary of the Company on 18 September 2014, minutes of a meeting of the board of directors of the Company held on 30 May 2014 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Indenture, other than the Company, to enter into and perform its respective obligations under the Indenture; (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Registration Statement and the Indenture and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Indenture in accordance with its terms; and (i) that on the date of entering into the Indenture the Company is and after entering into the Indenture will be able to pay its liabilities as they become due.

The obligations of the Company under the Indenture (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Indenture which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Indenture.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Limited